Carrier
13995 Pasteur Boulevard
Palm Beach Gardens, FL 33410

Timothy N. White
11152 Bridgeland Rd
Winnebago, IL 61088

July 11. 2021

Dear Tim,

I am pleased to confirm our offer of employment for you to join Carrier in the role of President, Refrigeration. Your executive level will be E5. You will report to David Gitlin, Chairman & CEO, Carrier and you will be based in Palm Beach Gardens, Florida.

Your starting base salary will be $600,000 per year, and your start date will be on or about August 16, 2021.

As a Carrier executive, you may receive cash awards under the company’s Annual Bonus Plan.
Individual awards, when made, are a function of individual and Carrier performance measured against previously established objectives and metrics. Your target bonus opportunity is 90% of your annual base salary. You will be eligible to participate in Carrier’s 2021 Annual Bonus Plan. Incentive Compensation awards for 2021 are expected to be paid to active, eligible executives in February 2022.

You will be eligible to participate in the Carrier Long Term Incentive Plan (the “LTIP”), beginning in 2022. LTIP awards are typically granted in February of each year. This program is designed to provide equity awards to key employees whose efforts and achievements contribute to the long-term success of the company. Your 2022 LTIP target opportunity is $1,600,000, and the award mix for the 2022 plan will be reviewed and approved by the Carrier Board of Directors in early 2022.

You will receive a sign-on LTIP award with a target grant date value of $3,500,000. This award will be comprised of 50% RSUs and 50% SARs, vesting one third per year for three years from the award date, which will be the first trading day of the month following your start date. You will be eligible to participate in Carrier’s 2021 Annual Bonus Plan.

You will receive a cash sign-on award of $1,200,000, to be paid as follows:
•$500,000 will be paid after three months of employment
•$700,000 will be paid after six months of employment
These payments are subject to applicable tax withholdings and your continued employment. As part of accepting this offer, you acknowledge that if you voluntarily terminate your employment within 24 months after payment of each portion of the cash sign-on award, you agree to reimburse the company 100 percent of the cash-sign on award amount.

In addition to the cash sign-on award, you will be eligible for a cash payment to cover reimbursement of prior sign-on cash payments made to you by your current employer and expected to be owed upon your resignation in the gross amount of $400,000. Once notified by your current employer of this requirement, please provide us a receipt or formal employer confirmation showing the exact amount due, and we will reimburse you the amount owed, net of any taxes. As part of accepting this offer, you acknowledge that if you voluntarily terminate your employment within 24 months after payment of the cash reimbursement., you agree to reimburse the company 100 percent of the total.

In addition to your compensation, you will be eligible to join Carrier Choice, the Company’s flexible benefits plan, after 30 days of employment. This includes medical, dental, life insurance, and disability benefit programs for you and your eligible dependents.

You will be eligible to join the Carrier Retirement Savings Plan immediately and, after one year of service, will receive the Company match on your contributions, which is currently 60 cents on the dollar up to 6% of your eligible compensation, subject to IRS limits. You are eligible to participate in the Savings Restoration Plan for compensation in excess of the IRS limits. This plan supplements the Retirement Savings Plan with Company match m excess of IRS limits.

You will receive a Company Retirement Contribution, an automatic contribution each pay period, regardless of participation in the Savings Plan. The company’s automatic contribution will begin 45 days after your date of hire. The contribution percentage will be based on your age as of December 31 of each calendar year. You will be automatically enrolled into the Company Retirement Contribution Excess Plan once your eligible earnings reach the annual IRS limit at the same contribution percentage.

U.S-based executives are currently eligible to defer up to 50% of base salary, 70% of incentive compensation and 100% of LTIP PSUs into Carrier’s Deferred Compensation Programs. Compensation deferred under these programs is subject to the terms of the programs as in effect from time to time, including with respect to any minimum deferral period and elections regarding time and form of payment.

You are eligible for twenty-five (25) days of Vacation annually. Because your anticipated start date is in August, you will be eligible for 10 vacation days for the remainder of 2021. Up to 5 additional days may be purchased with pre-taxed dollars during the annual Open Enrollment of benefits with the cost divided over the 24 pay periods during that vacation year. The next opportunity to purchase vacation is expected to be during the 2022 Open Enrollment that occurs in the fall of 2021.

Your work location will be Palm Beach Gardens, FL. You will be eligible for Relocation assistance from Carrier’s relocation management provider. As your work location is Palm Beach Gardens, the company’s expectation is that you will work from this location immediately upon joining. Your relocation assistance expires 12 months following your start date, and includes, but is not limited to:
•Assistance in purchasing a new home, including reimbursement of normal and customary closing costs
•Two home finding trips, for a total of 10 days, for you and 1 individual
•Reimbursement of actual costs of your interim living expenses for up to 90 days or until you move into your new home, whichever occurs first. You also have the option to receive a lump sum cash allowance in lieu of the interim living expense reimbursement. The cash allowance is based on 90 days at the government lodging rate in your move destination
•Shipment of household goods and storage for up to 90 days, if needed
•A one-time $7,500 relocation allowance to help offset expenses not specifically covered by this policy, this payment will be grossed up

This offer is contingent upon verification of your authorization to work in the United States of America and your satisfactory completion of our employment requirements including screening for the presence of illegal or unauthorized drugs, a background check and the completion of an

Intellectual Property Agreement. Upon your acceptance, you will receive a confirmation via e mail with a link outlining arrangements for your drug screening and background check requirements. This must be completed as soon as possible after offer acceptance, but not more than 30 days or less than five days in advance of your start date.

By signing this offer letter, you agree that you will not bring, disclose, access, reference or use in any way in your work for Carrier any confidential or otherwise proprietary information, files, documents, materials, equipment or property of others, including any trade secret information of your prior employers. You understand that no employee or representative of Carrier has requested you to do so, and that no employee or representative would have any reason to instruct you to do so at any time as any information belonging to a former employer is not relevant to or useful to Carrier’s business. You also represent and acknowledge that you are able to perform your responsibilities for Carrier without utilizing any information, confidential or otherwise, of any former employer. In the event that any prior employer makes any allegations that you may have engaged in a violation of any such obligation or breached any purportedly enforceable agreement based on your actions taken in good faith in the course and scope of your employment with Carrier, Carrier will provide you with legal counsel and defend you in a manner consistent with our corporate bylaws and that is reasonably agreed upon between you and Carrier.

You will be contacted to review pre-employment requirements and on-boarding documents. As proof of U.S. person status and work authorization, you are required to bring with you a U.S. passport or other appropriate form(s) of identification as required for Export Control and I-9 form processing on your first day. Copies of this documentation may be requested in advance to facilitate appropriate systems access on your first day.

This offer of employment should not be construed as a contract. Specifically, your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause, and with or without notice. Any contrary representations, which may have been made to you, are superseded by this offer.

Tim, I very much look forward to you joining Carrier and becoming part of our team. Please acknowledge your acceptance of our offer by July 12, 2021 by emailing the completed acceptance confirmation.

If you have any questions at all, please do not hesitate to call me at +1 (XXX) XXX-XXXX.

Sincerely,

Nadia Villeneuve
Senior Vice President & Chief Human Resources Officer
Carrier

To document your acceptance of this offer, please sign and date below, and email a scanned copy by July 12, 2021.

/s/Timothy N. White            7-12-21
Timothy N White             Date